Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 8, 2022 relating to the financial statements of Kiromic BioPharma, Inc. appearing in the Annual Report on Form 10-K of Kiromic BioPharma, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Houston, Texas

August 15, 2023